Exhibit (h)(1)(b)

ADMINISTRATION AGREEMENT

SCHEDULE A
Listing of Funds and Classes of Shares

Approved as of July 28, 2006
Amended and Restated as of September 29, 2006

Fund	Classes of Shares
AARP Conservative Fund	N/A
AARP Moderate Fund	N/A
AARP Aggressive Fund	N/A
AARP Money Market Fund	N/A
AARP Income Fund	N/A

AARP FUNDS		AARP FINANCIAL INCORPORATED

By:	/s/ Nancy M. Smith	By:	/s/ Larry C. Renfro
Name: Nancy M. Smith		Name: Larry C. Renfro
Title: Secretary		Title: President
Date: September 29, 2006		Date: September 29, 2006